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                                          EXHIBIT EX-12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1995         1994
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $168.3       $122.6
  One-third of rental expense           6.0          7.5
                                     ______       ______
    Total                            $174.3       $130.1
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $ 96.3       $103.7
  Provision for income taxes           54.4         61.5
  Fixed charges                       174.3        130.1
                                     ______       ______
    Total                            $325.0       $295.3
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          1.86         2.27
                                       ====         ====